Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Wilson W. Cheung

Chief Financial Officer

(510) 683-5900

Leslie Green

Stapleton Communications

(650) 470-0200

AXT, Inc. Reports Second Quarter 2005 Results

FREMONT, Calif. – July 25, 2005 - AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the second quarter ended June 30, 2005.  The company’s condensed consolidated financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

Revenue for the second quarter of 2005 was $6.0 million compared with $6.6 million for the first quarter of 2005.  During the second quarter of 2005, gallium arsenide (GaAs) substrate revenue decreased by 13 percent to $4.5 million from $5.2 million in the prior quarter due to longer than expected qualification periods from certain customers.  Indium phosphide (InP) substrate revenue was $280,000 for the second quarter of 2005 compared with $137,000 in the prior quarter, and raw materials revenue was $1.3 million for the second quarter of 2005, same as prior quarter.

Gross margin was 2.1 percent of revenue in the second quarter of 2005 compared with 4.2 percent of revenue in the prior quarter.  Gross margin in the second quarter of 2005 was negatively impacted by a $765,000 charge to cost of revenues as a result of an inventory valuation adjustment.

Operating expenses were $3.4 million in the second quarter of 2005 compared with $4.7 million in the prior quarter.  Operating expenses in both quarters included charges for the decommissioning of AXT’s Fremont facilities for the remainder of 2005.  Those charges were $548,000 in the second quarter of 2005 and $1.3 million in the first quarter of 2005.  The company reported a loss from continuing operations of $3.3 million for the second quarter of 2005 compared with a loss from continuing operations of $4.5 million for the prior quarter.

-More-

Net interest and other expense was $65,000 for the second quarter of 2005 compared with net interest and other income of $14,000 for the prior quarter.

Net loss in the second quarter of 2005 was $3.3 million or a loss of $0.14 per basic and diluted share, compared with a net loss of $4.1 million or a loss of $0.18 per basic and diluted share for the first quarter of 2005.

Management Qualitative Comments

“As we discussed last quarter, my main focus is to restore the reputation and credibility of AXT, and to move aggressively to improve our performance and enable AXT to perform at its highest potential,” said Phil Yin, president and chief executive officer.  “Since joining the company in March, I have spent a significant amount of time meeting with our customers and discussing one-on-one their specific needs and issues.  These discussions, coupled with internal analysis, confirmed that we are making steady progress, but there is still work to be done in several key areas.

“The quality issues that we have faced continue to require our focused attention.  Clearly, we have made great strides but we still have issues to resolve.  As a result, the re-qualification of our products with some customers has been extended and continues to impact our revenue results.  However, I firmly believe that we can resolve these issues and improve our product quality and I am very committed to achieving the highest standards in this area.

“I was extremely pleased to announce the changes to our organizational structure last month.  They will enable AXT to fully maximize the expertise and skill sets of our team while placing enhanced focus on the areas of manufacturing and quality that require our immediate attention.  The structure also allows us to focus more closely on two important elements of our future business, AXT’s core technology development and growing our joint venture operations.

“The creation of the role of chief operating officer will allow the company to have tighter integration of our two facilities in the U.S. and China and will allow us to further enhance our focus on manufacturing, quality and quality systems improvements.  Our China operation gives us a significant competitive advantage.  Therefore, we must ensure that we are utilizing it to its highest potential.

“The competitive landscape has changed dramatically in the last several years and we continue to face tough competition.  Our success will come from providing the highest quality products at the cost advantage that our China facility can offer.  By leveraging the benefits of our core technology, lower-cost manufacturing and integrated joint ventures, we believe we will be able to position ourselves well for current and future market share growth.”

Outlook for Third Quarter, Ending September 30, 2005

AXT projects the following for the third quarter:

•                  Revenue is expected to be between $5.8 million and $6.2 million.

•                  Consolidated net loss per diluted share is expected to be between $0.11 and $0.13.

Conference Call

A conference call will be held on July 25, 2005 at 1:30 p.m. PDT.  The conference call can be accessed at (973) 935-2100 (PIN 6176759).  The call will also be simulcast on the Internet at www.axt.com.  Replays will be available at (973) 341-3080 until August 1, 2005.  Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call.  Management’s accompanying script will be available on the company’s website immediately after the call through July 25, 2006. Additional investor information can be accessed at www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company’s proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com . The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to our future revenue and consolidated net loss, our performance, resolution of our quality issues and improvements in product quality, our technology development and benefits of our core technology, and the competitive advantages of our China facility, including our lower-cost manufacturing and integrated joint ventures.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment that could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: our ability to increase sales and market share and maintain product quality improvements, our ability to recruit new qualified staff, overall conditions in the markets in which we compete and competitive pressures, including pricing pressures, within those markets, market acceptance and demand for our products, and other factors as set forth in the company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenue	$6,032	$9,524	$12,666	$19,300
Cost of revenue	5,905	8,695	12,260	17,938
Gross profit	127	829	406	1,362

Operating expenses:
Selling, general and administrative	2,716	3,203	6,968	5,973
Research and development	423	350	785	691
Restructuring charge	237	1,077	362	1,077
Total operating expenses	3,376	4,630	8,115	7,741
Loss from operations	(3,249)	(3,801)	(7,709)	(6,379)
Interest income, net	131	54	250	78
Other expense, net	(196)	(225)	(301)	(191)
Loss before provision for income taxes	(3,314)	(3,972)	(7,760)	(6,492)
Provision for income taxes	18	97	53	137
Loss from continuing operations	(3,332)	(4,069)	(7,813)	(6,629)
Discontinued operations:
Gain from discontinued operations, net of tax	53	222	411	222
Net loss	$(3,279)	$(3,847)	$(7,402)	$(6,407)

Basic and diluted loss per share:
Loss from continuing operations	$(0.14)	$(0.18)	$(0.34)	$(0.29)
Gain from discontinued operations	—	0.01	0.02	0.01
Net loss per share	$(0.14)	$(0.17)	$(0.32)	$(0.28)

Shares used in computing basic and diluted loss per share	23,079	23,045	23,113	23,020

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except per share data)

	June 30, 2005	December 31, 2004
Assets:
Current assets
Cash and cash equivalents	$15,112	$12,117
Short-term investments	9,881	20,062
Accounts receivable, net	4,955	4,034
Inventories, net	15,336	16,462
Prepaid expenses and other current assets	2,438	2,523
Assets held for sale	—	1,250
Total current assets	47,722	56,448

Property, plant and equipment, net	17,556	19,045
Other assets	3,789	3,832
Restricted deposits	8,215	8,215

Total assets	$77,282	$87,540

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$1,816	$1,895
Accrued liabilities	7,009	7,690
Accrued restructuring	504	552
Current portion of long-term debt	450	450
Total current liabilities	9,779	10,587

Long-term debt, net of current portion	7,300	7,600
Other long-term liabilities	1,362	1,336
Total liabilities	18,441	19,523

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	155,319	155,454
Accumulated deficit	(99,963)	(92,561)
Other comprehensive (loss) income	(47)	1,592
Total stockholders’ equity	58,841	68,017

Total liabilities and stockholders’ equity	$77,282	$87,540